Marvel Enterprises, Inc. Appoints
                          Peter Cuneo as President and
                             Chief Executive Officer

         New York, New York -- July 20, 1999. Marvel Enterprises, Inc. (NYSE:MVL) announced today the appointment of Peter Cuneo as President and Chief Executive Officer of the Company. Mr. Cuneo replaces Eric Ellenbogen, who resigned from the Company to head a media investment concern.

         In making the announcement, Morton Handel, the Company's Chairman of the Board, commented, "Peter's twenty-five years of management and administrative experience in a broad range of consumer businesses with strong brand identities makes him uniquely suited to build on the Company's existing creative talent and to ensure continued growth. I look forward to his leadership."

         Mr. Cuneo said, "This is an exciting opportunity to further develop Marvel's creative capital. I expect to continue the recent growth of Marvel's publishing and licensing businesses. At the same time, I look forward to expanding the opportunities available to Marvel from the entertainment projects currently in progress, such as the X-Men and Spider-Man live-action feature films, and the significant expansion of Marvel's internet presence."

         Mr. Cuneo has been Chief Executive Officer of Remington Products Company, L.L.C., a manufacturer and marketer of personal care appliances; President of the Security Hardware Group of Black and Decker Corporation; and, as President of Clairol's Personal Care Division, a senior executive at Bristol-Myers Squibb Company. He was also a director of FactoryMall.com, an internet marketer of durable consumer products that was sold to Theglobe.com, Inc. in February, 1999.

         Mr. Cuneo holds an MBA from the Harvard Graduate School of Business. He received his undergraduate degree from Alfred University, where he is currently a member of the Board of Trustees.

         Commenting on Mr. Ellenbogen's departure, Mr. Handel said, "Eric joined Marvel at a critical time, just as the Company emerged from Chapter 11 bankruptcy. He assembled an outstanding management team, successfully completed a $250 million long-term financing and arranged a three-year $60 million working capital facility. He also helped launch the Spider-Man filmed entertainment franchise with Sony Pictures Entertainment, resolving years of litigation over the Company's best-known property. We thank him for his considerable contributions to Marvel."



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         Marvel Enterprises, Inc. is one of the world's leading entertainment companies with operations in the licensing, comic book publishing and toy businesses. The Company was formed on October 1, 1998 upon the emergence of Marvel Entertainment Group, Inc. from bankruptcy and its merger with Toy Biz, Inc. Through its ownership of over 3,500 proprietary characters, the Company has published comic books for over 60 years in over 70 countries. Marvel licenses the right to use its characters in a wide range of consumer products such as video games, interactive software and apparel, as well as for television series and feature films. For additional Company information, visit the Company's corporate web site at www.marvel.com.

Except for historical information contained herein, the statements in this news release regarding the Company's plans are forward-looking statements that are dependent upon certain risks and uncertainties, including the Company's potential need for additional financing, potential inability to integrate Toy Biz's operation with those of Marvel Entertainment Group, the Company's potential inability to successfully implement its business strategy, a decrease in the level of media exposure or popularity of the Company's characters resulting in declining revenues from products based on those characters, the lack of commercial success of properties owned by major entertainment companies that have granted the Company toy licenses, the lack of consumer acceptances of new product introductions, the imposition of quotas or tariffs on toys manufactured in China as a result of a deterioration in trade relations between the U.S. and China, changing consumer preferences, production delays or shortfalls, continued pressure by certain of the Company's major retail customers to significantly reduce their toy inventory levels, the impact of competition and changes to the competitive environment on the Company's products and services, changes in technology (including uncertainties associated with Year 2000 compliance), and changes in government regulation. Those and other risks and uncertainties are described in the Company's filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

SOURCE: Marvel Enterprises, Inc.

CONTACT: Jan Murray, Vice President, Corporate Communications of Marvel Enterprises, Inc., 212-576-8522